STANDSTILL AGREEMENT

This Standstill Agreement (this “Agreement”), dated as of July 16, 2010, is by and between Texas Industries, Inc., a Delaware corporation (the “Company”), NNS Holding and Mr. Nassef Sawiris (NNS Holding, Mr. Sawiris and all of their respective Affiliates and Associates, collectively, the “NNS Parties”).

WHEREAS, the NNS Parties Beneficially Owned (as defined below) approximately 14.8% of the outstanding shares of common stock, par value $1.00, of the Company (such outstanding shares, the “Common Shares”) as of June 30, 2010;

WHEREAS, the NNS Parties have informed the Company of their support of the Company, its directors, its management and its direction and, accordingly, desire to increase their Beneficial Ownership in excess of the 15% threshold set forth under the definition of Acquiring Person in the Rights Agreement, dated as of November 1, 2006, by and between the Company and Mellon Investor Services LLC, a New Jersey limited liability company, as Rights Agent (the “Rights Agreement”);

WHEREAS, the Company is simultaneously herewith amending the Rights Agreement to (i) increase the percentage of shares of Common Stock of the Company that a Person must Beneficially Own before falling within the definition of Acquiring Person from 15% to 20%, and (ii) change the expiration date of the Rights Agreement from the close of business on November 1, 2012 to the close of business on December 31, 2010; and

WHEREAS, the parties hereto desire to set forth their agreement concerning the matters herein.

NOW, THEREFORE, in consideration of and reliance upon the mutual agreements, rights, obligations and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to the matters set forth below.

ARTICLE 1

Definitions

The following terms, as used herein, have the following meanings:

“Affiliate” and “Associate” have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act.

“Beneficially Own” with respect to any securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act, as in effect on the date hereof).  The terms “Beneficial Ownership” and “Beneficial Owner” have correlative meanings.

“Board of Directors” means the board of directors of the Company.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

 “Person” means an individual, corporation, partnership, limited liability company, association, trust and any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

“SEC” means the Securities and Exchange Commission.

“Standstill Period” means the period beginning on the date on which the Rights Plan Amendment becomes effective and ending on December 31, 2011.

ARTICLE 2

Amendment of Rights Plan

The Company represents and warrants that the Board of Directors has acted to amend the Rights Agreement in the form attached hereto as Exhibit I (the “Rights Plan Amendment”), subject only to the execution of this Agreement by the Company, NNS Holding and Mr. Nassef Sawiris.  The Company shall execute and forward the Rights Plan Amendment to the Rights Agent for execution promptly (and in any event within two business days) following the date hereof.

The Company agrees not to amend, waive or modify the Rights Agreement in any manner inconsistent with this Article 2 or the Rights Plan Amendment.  The Company further agrees not to adopt or otherwise implement a shareholder rights plan, poison-pill or other similar arrangement (each, a “Specified Measure”) during the Standstill Period, except that a Specified Measure may be adopted or implemented if (i) the Board of Directors determines that the relevant adoption or implementation is reasonable in light of the relevant circumstances and the fiduciary duties of the Board of Directors, (ii) the Company publicly commits to put the Specified Measure to a shareholder vote within one year and (iii) the Specified Measure does not prohibit any shareholder from holding or acquiring 20% or less of the Company’s outstanding Common Shares (it being further agreed, however, that if any Specified Measure is adopted or implemented in accordance with this paragraph then this Agreement shall immediately terminate without further action by any party).

ARTICLE 3

Standstill Arrangements

Each of the NNS Parties agrees, for itself and its Affiliates, that, during the Standstill Period, it will not in any manner, directly or indirectly (unless requested by the Company):

(i) effect or seek (including, without limitation, entering into any discussions, negotiations, agreements or understandings with any third person whether publicly or otherwise) to effect, or encourage any other Person to participate in, effect or seek (whether publicly or otherwise) to effect, (a) any acquisition of Beneficial Ownership by any Person of any securities, rights or options to acquire any securities, or any assets or businesses, of the Company or any of its subsidiaries; provided, that, the NNS Parties may acquire Beneficial Ownership of Common Shares if upon such acquisition the aggregate Beneficial Ownership of Common Shares by the NNS Parties would not at any time be in excess of 20% of the number of Common Shares that are then outstanding and the NNS Parties may acquire Beneficial Ownership of publicly held notes issued by the Company if upon such acquisition the aggregate Beneficial Ownership of such notes by the NNS Parties would not at any time be in excess of 20% of the outstanding principal amount thereof, (b) any tender offer, exchange offer, merger, acquisition or other business combination, or other extraordinary transaction, involving the Company or any of its subsidiaries, (c) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries or (d) or participate in, any solicitation of proxies or consents to vote, or recommendation to other holders how to vote, any voting securities of the Company with respect to the election of directors or any other proposal to be considered at any annual or special meetings of shareholders of the Company or for the call of a special meeting of shareholders, or present, conduct, participate in or engage in any proposal or other type of referendum (binding or non-binding), including nominations for directors, for consideration at such annual meeting or special meetings of shareholders or for the call of a special meeting of shareholders (it being agreed, however, that nothing herein shall prevent or impair any NNS Party from voting its voting securities (directly or by proxy grant));

(ii) form or join in a partnership, limited partnership, syndicate or other group, including, without limitation, a group as such term is used in Section 13(d) of the Exchange Act, with respect to the Common Shares, or otherwise support or participate in any effort by a third party, with respect to the matters set forth in clause (i) of this Article 3, or deposit any Common Shares in a voting trust or subject any Common Shares to any voting agreement, other than solely with its Affiliates or Associates (which Affiliates and Associates the NNS Parties shall cause to be subject to the same restrictions set forth herein as if they were parties hereto) with respect to the Common Shares now or hereafter owned by the NNS Parties or pursuant to this Agreement;

(iii) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company, or initiate or take any action to obtain representation on the Board of Directors;

(iv) take any action which would, or would reasonably be expected to, force the Company to make a public announcement regarding any of the types of matters set forth in clause (i) of this Article 3;

(v) enter into any discussions or arrangements with any third party with respect to any of the foregoing; or

(vi) seek or request permission to do any of the foregoing, request to amend or waive any provision of this Article 3 (including, without limitation, this clause (vi)), or make or seek permission to disclose publicly (in SEC filings or otherwise) any intention, plan or arrangement that is inconsistent with any of the foregoing.

Each of the NNS Parties also agrees during the Standstill Period not to, and shall cause its Affiliates, Associates, agents and representatives not to, request, directly or indirectly, any amendment or waiver of any provision of this Article 3 (including this sentence) by the Company.

Notwithstanding anything to the contrary, nothing in this Agreement shall restrict or otherwise impair any NNS Party from selling or otherwise transferring its Common Shares or any other securities of the Company to any Person or from participating in any discussions to facilitate the same so long as such party is not in breach of the foregoing provisions of this Article III, including any such sale or transfer made in connection with a tender offer, exchange offer, merger, acquisition or other business combination, or other extraordinary transaction, involving the Company or any of its subsidiaries.

ARTICLE 4

Miscellaneous

Governing Law; Jurisdiction; Waiver of Jury Trial.
(i) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

(ii) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Binding Effect.  This Agreement shall inure to the benefit of and be legally binding upon permitted successors and assigns of the parties.  This Agreement may not be assigned without the prior written consent of the parties hereto and this Agreement is not made for the benefit of any Person not a party hereto.  No assignment of this Agreement will relieve the assigning party of its obligations hereunder.

Entire Agreement; Amendment.  This Agreement constitutes the entire understanding of the parties and supersedes all prior discussions, negotiations, agreements and understandings, whether oral or written, with respect to its subject matter.  This Agreement may be modified only by a written instrument properly executed by all parties to this Agreement.

Severability.  If any one or more of the provisions of this Agreement is held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision which comes closest to the intent of the parties.

Waiver; Remedies.  No failure or delay on the part of any party hereto in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any waiver on the part of any party hereto of any right, power or privilege under this Agreement operate as a waiver of any other right, power or privilege under this Agreement, nor will any single or partial exercise of any right, power or privilege thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege under this Agreement.  The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties may otherwise have at law or in equity.

Notices.  All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally, (ii) sent by first class mail, postage prepaid, (iii) sent by next-day or overnight mail or delivery or (iv) sent by fax as follows:

if to the Company:

Texas Industries, Inc.
1341 W. Mockingbird Lane
Dallas, Texas 75247-6913
Attention: Vice President — General Counsel
Fax: (972) 647-3320

if to the NNS Parties:

NNS Holding
c/o M&C Corporate Services
PO Box 309 GT
Ugland House
South Church Street
George Town, Grand Cayman
Cayman Islands
Attention: Nassef Sawiris
Fax: +1 345 949 8080

Counterparts.  This Agreement may be executed in separate counterparts and by facsimile or other electronic transmittal method, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.

Specific Performance.  Irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

Term.  Subject to Article 2, this Agreement shall terminate upon expiration of the Standstill Period.

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IN WITNESS WHEREOF, this Agreement has been signed as of the date first written above.

TEXAS INDUSTRIES, INC.

By: /s/ Mel G. Brekhus
Name: Mel G. Brekhus Title: President and Chief Executive Officer

NNS HOLDING

By: /s/ Nassef Sawiris
Name: Nassef Sawiris Title: Director

NASSEF SAWIRIS

/s/ Nassef Sawiris

EXHIBIT I

AMENDMENT NO. 2 TO RIGHTS AGREEMENT

This Amendment (this “Amendment”) of the Rights Agreement dated November 1, 2006 (as amended, the “Rights Agreement”) is dated as of [●], 2010, by and between Texas Industries, Inc., a Delaware corporation (the “Company”), and Mellon Investor Services LLC, a New Jersey limited liability company, as Rights Agent (the “Rights Agent”).

WHEREAS, the board of directors of the Company (the “Board of Directors”) has considered the reasons underlying the adoption of the Rights Agreement, has determined that those reasons continue to be valid at present and deems it advisable and in the best interests of the Company and its shareholders to amend certain provisions of the Rights Agreement;

WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement on the terms and conditions hereinafter set forth; and

WHEREAS, the Board of Directors has authorized this Amendment at a meeting of directors duly called and held.

NOW, THEREFORE, the undersigned, in consideration of the premises, covenants and agreements contained herein and in the Rights Agreement, and other good, sufficient and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, do hereby agree as follows:

1. Amendment to Section 1.  Section 1 of the Rights Agreement is amended by:

i.  deleting each term “15%” in the definition of “Acquiring Person” and replacing it with the term “20%”.

ii.  deleting the term “15%” in the definition of “Associate” and replacing it with the term “20%”.

2. Amendment to Section 7(a) (i).  The definition of “Final Expiration Date” in Section 7(a)(i) of the Rights Agreement is hereby changed from the close of business on November 1, 2012 to the close of business on December 31, 2010.

3. Amendment to Exhibit B.  Exhibit B to the Rights Agreement is hereby amended by deleting the term “November 1, 2016” in the heading and first paragraph and replacing it with the term “December 31, 2010”.

4. Amendment to Exhibit C.  Exhibit C to the Rights Agreement is hereby amended by (i) deleting the term “15%” in the third paragraph and replacing it with the term “20%” and (ii) by deleting the term “November 1, 2016” in the fifth paragraph and replacing it with the term “December 31, 2010”.

5. Other Terms Unchanged.  This Amendment shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.  The term “Rights Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

6. Severability.  If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

7. Governing Law.  This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

8. Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9. Descriptive Headings.  Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

Attest:	TEXAS INDUSTRIES, INC.

By: ____________________	By: ____________________
Frederick G. Anderson Secretary	Mel G. Brekhus President and Chief Executive Officer

Date ___________________

Attest:	MELLON INVESTOR SERVICES LLC

By: ____________________	By: ____________________
David M. Cary Vice President – Relationship Manager	Patricia T. Knight Vice President – Relationship Manager

Date ___________________